Exhibit 99.1
AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473
American Natural Energy Corporation Announces Amendment to Participation Agreement
Tulsa, Oklahoma, July 5, 2007. American Natural Energy Corporation (“ANEC”) (TSX Venture: ANR.U) announced that it has amended its participation agreement (“Amended Agreement”) with Dune Energy, Inc. (“Dune”). Pursuant to the Amended Agreement, which was subject to ExxonMobil Production Company consent finalized on July 2, 2007, Dune will acquire additional exploration and development rights in ANEC’s ExxonMobil Joint Development Agreement in the Bayou Couba field in St. Charles Parish, Louisiana.
The Amended Agreement provides Dune with the right to participate in 75% of ANEC’s development rights (increased from 50%) in the Bayou Couba project including the exploration rights in the ExxonMobil acreage in exchange for the payment of $3 million. Each party will pay their respective share of drilling, completion and operations costs. If Dune assumes field operations in the future an additional payment of $500,000 will be due ANEC.
ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.
The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC’s development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. ANEC’s inability to raise additional capital would adversely affect its ability to pursue its drilling program and its liquidity. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at http://www.sec.gov.